Exhibit 99.1

Wilson Greatbatch Technologies, Inc. Announces Acquisition Of NanoGram Devices Corporation

     CLARENCE, N.Y.--(BUSINESS WIRE)--March 16, 2004--Wilson Greatbatch Technologies, Inc. ("WGT") (NYSE:GB) announced today that it has completed the acquisition of NanoGram Devices Corporation ("NDC"), located in Fremont, California. NDC is a materials research and development ("R&D") company focused on developing nanoscale materials for use in various battery and medical device applications.
     Under terms of the agreement, WGT acquired all of the outstanding stock of NDC for $45 million in cash. WGT expects that the acquisition will result in increased operating expenses of approximately $6 to $7 million during 2004, most of which will be directed toward R&D as well as product engineering. In addition to increased operating expenses over the remainder of the year, the acquisition will result in a first-quarter, one-time, non-cash charge for the write off of the fair value of NDC's in-process R&D as well as one-time transaction costs. The amount of the in-process R&D charge and other purchase accounting allocations will be determined by an independent valuation, and WGT anticipates providing more detail on the financial impact of the transaction on 2004 projected results when it reports first quarter results on April 28, 2004.
     "The addition of NDC's patented nanomaterials synthesis technology provides an opportunity to extend our battery product line offering, as well as an opportunity to enhance the development of new products that incorporate WGT and NDC technologies said Edward F. Voboril, WGT's Chairman, President and Chief Executive Officer. "The inclusion of nanomaterial technology will provide us with another dimension to explore in developing reliable power products for use in medical device applications."
     "We are very pleased to be joining WGT, the recognized leader in the development of medical power sources, commented Barry Cheskin, President and Chief Executive Officer of NDC. The combination of our research efforts will enable WGT to continue bringing advanced products to the market for use in implantable medical devices."

     Conference Call

     Mr. Voboril, Lawrence P. Reinhold, the Company's Executive Vice President and Chief Financial Officer and Curtis F. Holmes, the Company's Chief Technology Officer will discuss the acquisition in a conference call scheduled for Wednesday, March 17, at 8:30 a.m. EDT. The conference call will be webcast and is accessible through the Company's website at www.greatbatch.com or at CCBN's individual investor center at www.fulldisclosure.com. The webcast will be archived on both websites for future on-demand replay.

     About Wilson Greatbatch Technologies

     Wilson Greatbatch Technologies, Inc. is a leading developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications. Additional information about the company is available at www.greatbatch.com.

     About NanoGram Devices Corporation

     NanoGram Devices Corporation develops novel materials technology based on its proven and patented laser-based nanomaterials synthesis process. Additional information about the company is available at www.nanogramdevices.com.

    CONTACT: Wilson Greatbatch Technologies, Inc.
             Anthony Borowicz, 716-759-5809
             tborowicz@greatbatch.com